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                                                                   Exhibit 21.1


                 LIST OF THE COMPANY'S SIGNIFICANT SUBSIDIARIES

Name                                            Jurisdiction of Incorporation
----                                            -----------------------------

Eastman Office Supplies, Inc.                   Delaware
OD International, Inc.                          Delaware
The Office Club, Inc.                           California
Office Depot of Texas, L.P.                     Delaware
Office Depot International (UK) Limited         United Kingdom
Viking Office Products, Inc.                    California
Viking Direct BV                                Netherlands
Viking Direct GmbH                              Germany